UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
October 9, 2009
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EUROBANCSHARES, INC.
(Exact name of registrant as specified in its charter)
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Commonwealth of Puerto Rico	000-50872	66-0608955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road PR-1, Km. 24.5
Quebrada Arenas Ward
San Juan, Puerto Rico 00926
(Address of principal executive offices) (Zip Code)

(787) 751-7340
(Registrant’s telephone number, including area code)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry Into a Material Definitive Agreement.

On October 9, 2009, the Federal Deposit Insurance Corporation issued an Order to Cease and Desist (the “Order”) to Eurobank (the “Bank”).  The Board of Directors of the Bank previously entered into a stipulation and consent (the “Consent”) related to the issuance of the Order.  The Order requires the Bank to, among other things: (1) develop a management plan to address certain deficiencies noted by the Bank’s regulatory authorities with respect to the Bank’s management and staffing needs; (2) increase the Board’s participation in the affairs of the Bank and assume full responsibility for the approval of sound policies and objectives; (3) prepare and submit to the FDIC enhanced loan policies and procedures that address certain recommendations noted by the Bank’s regulatory authorities; (4) improve its lending and credit administration function through the enhancement of loan review procedures and loan documentation procedures, and the reduction of classified and delinquent loans through aggressive workout programs; (5) establish an adequate and effective appraisal compliance program, including enhancing the Bank’s appraisal policy; (6) eliminate all items classified as “loss” which have not previously been charged off or collected; (7) formulate a written plan to reduce the Bank’s exposure to certain classified assets; (8) not extend any additional credit to certain borrowers who have a loan or other extension or credit that is classified unless there is a written statement giving the reasons why such credits are in the best interest of the Bank, improves the Bank’s position and is in compliance with the Bank’s loan policy; (9) maintain, through charges to current operating income, an adequate allowance for loan and lease losses; (10) formulate and submit to the FDIC a written profit plan and comprehensive budget plan for the remainder of 2009 and for each year thereafter; (11) maintain a ratio of Tier 1 capital to total assets of at least 6.5% as of December 31, 2009 and 7% as of March 31, 2010, and a ratio of qualifying total capital to risk-weighted assets of at least 11% as of December 31, 2009; (12) develop and submit to the FDIC a written plan for systematically reducing and monitoring the Bank’s portfolio of loans, securities, or other extensions of credit advanced or committed to or for the benefit of any borrowers in commercial real estate and acquisition, development and construction to an amount that is commensurate with the Bank’s business strategy, management expertise, size and location; (13) submit to the FDIC a revised and comprehensive funds management and liquidity plan; (14) develop and submit to the FDIC a comprehensive business/strategic plan covering an operating period of at least three years; (15) cease soliciting, accepting, renewing or rolling over any brokered deposits without the prior consent of the FDIC; (16) engage a qualified independent firm to conduct a review of account and transaction activity under the Bank Secrecy Act/Anti Money Laundering to determine whether suspicious activity and transactions through the Bank were properly identified and reported in accordance with laws and regulations; (17) not declare or pay any cash dividends, pay any management fees, or make any payments to or for the benefit of the Bank’s holding company or other affiliates without the prior consent of the FDIC; and (18) establish a compliance committee of at least three non-employee directors whose responsibilities include monitoring and coordinating the Bank’s compliance with the Order.

The Order will remain in effect until modified, terminated, suspended or set aside by the FDIC.

A copy of each of the Order and the Consent are included as Exhibit 10.1 and are incorporated herein by reference.  The description of the Order set forth above does not purport to be complete, and is qualified by reference to the full text of the Order.

On October 16, 2009, EuroBancshares, Inc. issued a press release related to the Order.  A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01        Financial Statements and Exhibits.

(c)	Exhibits

10.1	Order to Cease and Desist, dated October 9, 2009, issued by the Federal Deposit Insurance Corporation, together with Stipulation and Consent to the Issuance of an Order to Cease and Desist.

99.1	Press Release, dated October 16, 2009.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUROBANCSHARES, INC.

Date: October 16, 2009	By:	/s/ Rafael Arrillaga-Torréns, Jr.
Rafael Arrillaga-Torréns, Jr.
Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Order to Cease and Desist, dated October 9, 2009, issued by the Federal Deposit Insurance Corporation, together with Stipulation and Consent to the Issuance of an Order to Cease and Desist.

99.1	Press Release, dated October 16, 2009.